Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on September 12, 2023

Registration Statement No. 333-261851-03

**PRICING DETAILS** $1.5+BN AMCAR 2023-2 (GMF SUBPRIME AUTO LOAN)

Jt-Bookrunners: Deutsche Bank (str); BNP; GS; JPM

Co-Managers : CIBC; Mizuho; SocGen; TD

CLS	SIZE ($MM)	WAL	F/M^	BNCH	SPRD	YLD (%)	CPN (%)	PX
==========================================================================================================
A-1	234.000	0.16	F1+/P-1	I-CRV	+ 30	5.723	5.723	100.00000

A-2A	568.080	0.98	AAA/Aaa	I-CRV	+ 85	6.272	6.19	99.99859

A-3	294.510	2.21	AAA/Aaa	I-CRV	+ 95	5.889	5.81	99.98349

B	103.450	2.92	AA/Aa2	I-CRV	+ 120	5.917	5.84	99.98576

C	129.710	3.41	A/A2	I-CRV	+ 145	6.084	6.00	99.97460

D	124.930	<Not Offered>

E	45.360	<Not Offered>
==========================================================================================================

^ Minimum Expected Ratings

Transaction Details:

- Offered: $1.329+BN (No Grow)

- Ticker: AMCAR 2023-2

- Format: SEC Registered

- Expected Ratings: Fitch/Moody’s

- Expected Pxg: *PRICED*

- Expected Settle: 9/20/2023

- Pricing Speed: 1.5% ABS to 10% call

- Risk Retention: US (Yes); EU (No)

- ERISA Eligible: Yes

- Min Denoms: $1k x $1k

- B&D: Deutsche Bank

Available Information:

- Preliminary Prospectus and Ratings Free Writing Prospectus (attached)

- Intex CDI (attached)

- Intexnet : dbacar2302 Passcode: 7KK4

- Deal Roadshow: https://dealroadshow.com Passcode: AMCAR20232

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.